EXHIBIT 23.1B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2014, with respect to the consolidated financial statements included in the Annual Report of Alimera Sciences, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Alimera Sciences, Inc. on Forms S-8 (File No. 333-166822, effective May 14, 2010, and File No. 333-173095, effective March 25, 2011, and File No. 333-180567, effective April 4, 2012, and File No. 333-187600, effective March 28, 2013) and Form S-3 (File No. 333-184996, effective April 4, 2013).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 6, 2014